Exhibit 10.10

Account: #18007170

PHARMACOLOGY UNIVERSITY INC

BUSINESS-USE LINE OF CREDIT AGREEMENT ("Agreement")

Line of Credit Number: 2019TX320295421	Date: 10/08/2019
Lender: Headway Capital, LLC	Borrower: PHARMACOLOGY UNIVERSITY INC
Guarantor: Henry Levinski

1.	General; Certain Definitions. This Agreement governs the terms of the line of credit provided by Headway Capital, LLC ("Headway Capital") under this Agreement (the "Line of Credit"). As used in this Agreement, the words "we", "us" and "our" mean Headway Capital and Headway Capital’s successors and assigns and for purposes of the Arbitration Provision (Section 14), the other persons identified in the Arbitration Provision. The words "you", "your", and "yours" mean the entity, proprietorship and any other person identified above as the Borrower (collectively, jointly and severally, "Borrower"). The word "Guarantor" means the individual (or, if more than one, each individual) identified above as the Guarantor. "Website" means headwaycapital.com, where you can obtain information about your Line of Credit, request advances under the Line of Credit ("Advances"), arrange for payments on your Line of Credit and manage your Line of Credit. "Notice Address" means our address above or such updated address as we shall provide by notice to you at any time.

2.	Advances.
a.	Advance Limits. Subject to the Credit Limit, the minimum Advance amount and the Advance increments we establish, we will make Advances that you request from time to time, so long as you have made all payments required under this Agreement at the time you request an Advance. The maximum Advance amount is the amount of available credit under the Line of Credit. Any employee of yours, any person you authorize to obtain Advances and any person who receives password and authentication information sufficient to access the secured portion of the Website devoted to your Line of Credit (each, a "Permitted User") may initiate an Advance. You agree that you will only use the Line of Credit for the business purposes described in your application for the Line of Credit (the "Application")—not for personal, family and household purposes—and you will not use the Line of Credit to engage in or facilitate internet gambling, to buy "margin stock" or to pay any amount owed to us. You further agree not to use the Line of Credit for any unlawful purpose or in violation of any applicable law.
b.	Requesting Advances. To obtain an Advance, you must go to the Website, establish your identity through the procedures we have adopted and follow the series of prompts you will receive. During this process, we will provide you with information about the interest rate that will apply and the repayment term options you will have if you choose to obtain the Advance. After you review this information, you will have the opportunity to obtain the Advance and choose your preferred repayment term option. You will also have the opportunity, if you choose, to decline the Advance and leave the Line of Credit unchanged, including the interest rate and required payments on existing Advances.
c.	Deposit of Advance Funds into Designated Bank Account. Advances will be made by an electronic transfer of funds of the amount of the Advance to the bank account you have designated in applying for the Line of Credit or the bank account you subsequently designate (the "Bank Account"). Any Advance Fee will be added to your account balance. Depending upon whether you request an Advance on a business day or non-business day, and depending upon the time of day you request an Advance, the funds typically will be available in the Bank Account on the first or second business day after you make an Advance request.

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3.	Credit Limit.
a.	Limits on Advances. You may obtain multiple Advances under the Line of Credit, and the amount of credit available to you will generally be replenished to the extent that you repay any outstanding balance. The "Credit Limit" equals the total principal amount you are permitted to have outstanding under the Line of Credit at any time. You agree not to seek or obtain any Advance if the outstanding balance of your Line of Credit is in excess of the Credit Limit or would exceed the Credit Limit after the Advance. You agree that we are not required to honor a request for any such Advance. However, if we do, you agree to pay all amounts exceeding the Credit Limit immediately upon our demand. When you make any payment, we may delay increasing your available credit until the payment has cleared.

b.	Initial Credit Limit; Adjustments in Credit Limit. We have established your initial Credit Limit at $15,000.00. We may decrease your Credit Limit, suspend or terminate your credit privileges, limit the number or dollar amount of Advances that can be charged to your Line of Credit or close your Line of Credit at any time, with or without prior notice, subject to any limitations under applicable law. We will typically obtain a credit report on you and evaluate your Credit Limit on a quarterly basis. We may reduce your Credit Limit for any reason, including but not limited to if we become aware of any deterioration in your credit standing or we believe that economic conditions or the functioning of the Line of Credit program so warrant. We will promptly notify you in writing (by sending an email to the email address we have in our records for you) if we reduce your Credit Limit. We may increase your Credit Limit at any time or from time to time, whether or not you request an increase, provided that any increase will be subject to underwriting approval in our absolute discretion. You agree to provide us from time to time with any financial or other information we reasonably request to determine your appropriate Credit Limit.

4.	Interest Charges.
a.	General. Each day, we will charge you interest in an amount equal to the Balance Subject to Interest Rate times the applicable Daily Periodic Rate disclosed to you on the Website when you obtain an Advance. To calculate the interest for a billing cycle, we will total the interest for each day in the cycle.
b.	Balance Subject to Interest Rate. Each day, the "Balance Subject to Interest Rate" will equal the closing principal balance under your Line of Credit. Each day, we will compute this amount by taking the beginning principal balance of your Line of Credit, adding any Advances and subtracting any payments or credits applied to principal. We will not include any interest or fees in these balances and will not charge interest on interest or fees. We will disregard any balance less than $0.

c.	Interest Rates. If you were to obtain an Advance as of the date of this Agreement, the "Daily Periodic Rate" of interest would be 0.14%, which corresponds to a “Monthly Periodic Rate” of 4.17% and an Annual Percentage Rate ("APR") of 53.74%. Each time you obtain a new Advance, the Daily Periodic Rate (and APR) may stay the same or decrease. Any decrease in rates will apply both to the new Advance and to unpaid prior Advances. Before you obtain the Advance, we will advise you of the new Daily Periodic Rate and APR that will apply. You will have the opportunity to decline the Advance if you choose, in which case your rates will remain at their then current levels.
d.	No Grace Period. Interest begins on the date each Advance posts to your Line of Credit. There is no grace period.
5.	Fees. Each time you obtain an Advance, we will charge an "Advance Fee" equal to 2% of the Advance. We do not charge a returned item fee, however, your bank may charge its own fee for any dishonored items. If your minimum monthly payment is in default for a period of not less than 10 days, we may charge a Late Fee equal to 5% of the amount of the minimum monthly payment. If a minimum monthly payment remains delinquent, we will not charge a Late Fee on that payment more than once.
6.	Payments.
a.	Frequency of Payments. Your payments will be due on a monthly basis. Every payment otherwise due on a day that is not a business day will instead be due the next business day (but interest will continue to accrue on unpaid principal until the payment is actually received).
b.	Number and Dollar Amount of Payments. Before each Advance, we will provide you with one or more potential payment schedules you can select. We may allow you to determine the number of monthly payments and the dollar amount of monthly payments you prefer. Each potential payment schedule will be designed to pay off the entire amount you will owe under the Line of Credit after the Advance in substantially equal periodic payments (subject to an adjusted final payment to account for early or late payments, rounding issues, programming limitations and similar causes). The required payment period will be from 12 to 24 months (but may be in a narrower range based on the dollar amount of Advances that will be outstanding and/or your credit standing).

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c.	Allocation of Payments. Payments will be applied first towards past due amounts, next to fees, then to interest and finally to principal.
d.	Prepayments. You may prepay amounts outstanding under the Line of Credit in whole or in part at any time, without penalty.
7.	Payment Authorization.
a.	Periodic Payments; Authorizing Higher Frequency Payments. You authorize and direct us to initiate an electronic payment from the Bank Account for each monthly payment due under the Line of Credit on or after the scheduled payment date. We may adjust the amount of the nal payment on any outstanding balance so it does not exceed the total amount you owe under the Line of Credit. Each time you obtain an Advance, you will be asked to tell us whether you wish to instead authorize electronic payments on a more frequent basis throughout the month that total at least the minimum monthly payment due. You may authorize such electronic payments every business day, every week or every other week. If you choose higher frequency electronic payments, you authorize and direct us to initiate such payments from the Bank Account at the frequency you specify. In the event that you choose to authorize higher frequency payments and a payment is not successful (because, e.g., you do not have sufficient funds in your Bank Account), we will not deem your Line of Credit in default unless payments made during the billing cycle fall short of the minimum payment due by the associated due date. If one or more of the higher frequency payments is not successful, we may, in our sole discretion, continue seeking the higher frequency payments or discontinue seeking such payments and instead seek larger payments on a less frequent basis. In the event that we decide to seek larger payments on a less frequent basis, you authorize and direct us to initiate an electronic payment from the Bank Account for such payments. Your bank may charge you fees for unsuccessful electronic payments, and you agree that we will have no liability to you for such fees.
b.	Advances. You authorize and direct us to credit the Bank Account with the amount of any Advance we issue.
c.	Bank Account Verification. You authorize us to verify any information you have provided about the Bank Account and to correct any missing, erroneous or out-of-date information. You promise us that the Bank Account is just that—your bank account—and that you have the power and authority to initiate payments from the Bank Account and to authorize us to initiate payments from the Bank Account. You promise that the Bank Account is a legitimate, open, and active Bank Account.
d.	Additional Amounts. You authorize us to initiate an electronic payment from the Bank Account for any fee or charge you owe.
e.	Error Correction. In the event we make an error in processing any payment or credit, you authorize us to initiate a payment to or from the Bank Account to correct the error.
f.	Resubmissions. You agree that we may resubmit up to two times any payment that is dishonored.
g.	No Termination. You agree to keep this authorization in force so long as this Agreement remains in place and/or any amount remains outstanding under the Line of Credit.
h.	Compliance with Law and Network Rules. You acknowledge that the origination of electronic payments from or to the Bank Account must comply with U.S. law and applicable network rules.
i.	Voluntary Payments by Other Methods. In addition to or instead of any payment under this payment authorization, you may arrange for different ACH payments on the Website or mail payments to us by check or money order.
8.	Monthly Statements. We will send you a monthly statement (via email to the email address we have on record for you) if you have a Line of Credit balance or incur any interest or fee during a monthly billing period. Your monthly statements will show, among other matters: (a) Advances; (b) payments, (c) credits and adjustments; (d) interest charges and fees; and (e) scheduled payments for the next billing cycle.

9.	Default. Subject to applicable law, we may declare you to be in default under this Agreement if any one or more of the following events occurs: (a) you fail to make any required monthly payment when due; (b) you exceed your Credit Limit; (c) you make a payment which is dishonored or fail to keep the Bank Account in place or the payment authorization in Section 7 in place; (d) you breach any obligation in this Agreement; (e) you die or are declared legally incompetent; (f) any other creditor tries by legal process to take money of yours in our possession; (g) a petition is led or other proceeding is commenced by or against you under the federal bankruptcy code or any other applicable federal or state insolvency laws; (h) you become generally unable to pay your debts; (i) you provide us with any false or misleading information; (j) you are in default of any other agreement you have with us or any of our affiliates; or (k) any of the foregoing events occurs with respect to any Guarantor.

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10.	Our Rights Upon Default. Upon any default, we may take one or more of the following actions, subject to applicable law (including any applicable notice requirement and/or right to cure): (a) either declare all or any portion of your outstanding Line of Credit balance to be immediately due and payable or, without waiving any rights, allow you to repay your Line of Credit balance by making scheduled payments; (b) terminate or suspend your Line of Credit privileges and/or cancel your Line of Credit; (c) reduce your Credit Limit or otherwise limit your ability to obtain Advances; (d) commence an action against the Borrower, the Guarantor, or both, to collect all amounts owed in connection with this Agreement; or (e) continue charging interest on the outstanding principal balance at the rate specified above. We also may charge you court costs and reasonable attorneys' fees that we actually incur (including court costs and attorneys' fees in connection with appeals and/or bankruptcy proceedings), as permitted by applicable law, if your Line of Credit is sent for collection to an attorney who is not our salaried employee.
11.	Representations and Warranties. You hereby represent and warrant to us, as of the date hereof, as follows:
a.	Your form of organization is correctly set forth on the Application. Unless you are an individual or sole proprietorship, you were duly incorporated or formed and are validly existing and in good standing under the laws of the state set forth on the Application. (i) You are duly qualified, licensed and in good standing in every state in which you are doing business; (ii) your principal office and the location where you keep your records concerning your accounts, contract rights and other property, are accurately shown in the Application; (iii) your exact legal name is accurately set forth in the Application; (iv) you have the requisite power and authority, and the legal right, to own, lease and operate your properties and assets and to conduct your business as it is now being conducted; (v) you are complying and will comply with all laws, statutes, regulations and ordinances pertaining to the conduct of your business and will indemnify and hold us harmless from any damages, liabilities, costs, expenses (including attorneys' fees) or other harm arising out of any violation thereof; (vi) all of your organization papers and all amendments thereto have been duly led and are in proper order, and any capital stock, member interest or other equity issued by you and outstanding was and is properly issued; and (vii) all your books and records are accurate and up to date and will be so maintained.

b.	No consent or authorization of, ling with, notice to or other act by, or in respect of, any governmental authority or any other individual or entity is required in order for you to execute, deliver, or perform ay of your obligations under this Agreement. The execution, delivery and performance of the Agreement and any other document executed in connection therewith (including the Application) are within your powers, have been duly authorized, are not in contravention of law or the terms of your charter, by-laws or other organization papers, if any, or of any indenture, contract, agreement or undertaking to which you are a party. You are subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction that could have a material adverse effect on your financial condition, business or prospects. You are in compliance with your organization documents and by-laws, if any, all contractual requirements by which you may be bound and all applicable laws, rules and regulations where the failure to comply might materially adversely affect your financial condition, business or prospects or your ability to perform your obligations under this Agreement.

c.	There is no action, suit, proceeding or investigation pending or, to your knowledge, threatened against or affecting you or any of your assets which, if determined adversely, could have a material adverse effect on your financial condition, business or prospects or your ability to perform your obligations under this Agreement.
d.	This Agreement is your valid, legal and binding obligation, enforceable against you in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
12.	Covenants. Until all amounts outstanding under this Agreement have been paid in full:
a.	You will: (i) preserve, renew and maintain in full force and effect your corporate or organizational existence, if any; (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable for the normal conduct of your business; and (iii) remain duly qualified, licensed and in good standing in your state of organization (if any) and every other state in which you are doing business.
b.	You will comply with: (i) all of the terms and provisions of your organizational documents and by-laws, if any; (ii) your obligations under your material contracts and agreements; and (iii) all laws and orders applicable to you and your business, except where the failure to do so could not reasonably be expected to have a material adverse effect on your financial condition, business or prospects or your ability to perform your obligations under this Agreement.

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c.	You will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of your material obligations of whatever nature, including without limitation all amounts as are or may be due under this Agreement.
d.	Without our prior written consent, you will not merge or consolidate with or into any other business entity, sell your assets or enter into any joint venture or partnership with any person, firm or corporation.
e.	Without our prior written consent, you will not: (i) change your name, place of business, chief executive office, mailing address or organizational identification number, if any; or (ii) change your type of organization, jurisdiction of organization or other legal structure.
f.	Promptly upon our request, you will provide us with such information about your financial condition and operations as we may from time to time reasonably request.
g.	Promptly upon becoming aware of any event of default or the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an event of default, you will provide notice thereof to us in writing.
13.	Personal Guaranty. As consideration for us to enter into this Agreement and lend funds to the Borrower, each Guarantor, acting in their personal and individual capacity, unconditionally guarantees, and becomes directly liable to us for, all of the Borrower's payment and performance obligations under this Agreement (the "Guaranteed Obligations"). Without in any way limiting this Section or anything else in this Agreement, each Guarantor specifically agrees as follows:
a.	Guarantor is an owner or principal of the Borrower, or otherwise holds a direct or indirect interest in the Borrower, and will benefit significantly from our extension of credit to the Borrower on the terms provided in this Agreement. Guarantor is signing this Agreement, and is agreeing to become liable to us for the Guaranteed Obligations, at the request of Borrower. Guarantor agrees that the line of credit is for the business purposes of Borrower only, and that Guarantor is not using this Line of Credit for any personal, family or household purposes, to engage in or facilitate internet gambling, to buy "margin stock," or to pay any amount owed to us.
b.	Guarantor's liability under this Agreement is unconditional and unlimited. If more than one Guarantor signs this Agreement, the liability of all Guarantors is joint and several. Each Guarantor understands that, at any time after an event of default, we may proceed against any Guarantor directly to collect the Guaranteed Obligations or enforce our rights under this Agreement, without first attempting to obtain payment from Borrower, any other Guarantor, any collateral or other security for the Guaranteed Obligations, or any other party who may also be liable to us for any of the Guaranteed Obligations.
c.	By signing this Agreement, Guarantor specifically agrees to, and makes, each of the representations, warranties and covenants made by the Borrower in Sections 11 and 12 of this Agreement, as if those representations, warranties and covenants were set forth in their entirety in this Section 13. Guarantor agrees that all references in Sections 11 and 12 to "you," "your" or "yours" apply to the Guarantor, individually.

d.	Guarantor understands that we do not need to notify Guarantor of any of the following events: (i) Borrower's failure to timely pay any amount due under this Agreement, or failure to comply with any of its performance obligations under this Agreement; (ii) the occurrence of any other event of default under this Agreement; (iii) any adverse change in the Borrower's business or financial condition; (iv) any collection, sale or other disposition of any collateral or other security for the Guaranteed Obligations; or (v) any modification, renewal, extension or amendment to this Agreement, or the terms for payment or performance of the Guaranteed Obligations. Guarantor further understands that its liability under this Agreement will not be released or affected in any way if any of the events in this paragraph occur.
e.	Guarantor further understands that we may take any of the following actions, without notifying Guarantor, and without releasing or affecting the Guarantor's liability under this Agreement: (i) modify, renew, extend or amend this Agreement, or the terms for payment and performance of the Guaranteed Obligations; (ii) release the Borrower from its obligations under this Agreement; (iii) collect, sell or otherwise dispose of any collateral or other security for the Guaranteed Obligations; (iv) foreclose on any collateral or other security in a way that may prevent Guarantor from obtaining reimbursement from the Borrower or any other party for any payments that Guarantor makes under this Agreement; or (v) delay or agree to forbear from enforcing our rights under this Agreement.

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f.	Until all of the Guaranteed Obligations have been paid and satisfied in full, Guarantor agrees not to seek reimbursement from the Borrower or any other Guarantor for any payments that Guarantor makes under this Agreement. If Guarantor receives any reimbursement, Guarantor will hold that amount in trust for us, and immediately pay that amount to us, to be applied to the Guaranteed Obligations. Guarantor waives, and agrees not to exercise, any right of subrogation, reimbursement, performance, indemnification, or contribution that it may have against the Borrower or any other Guarantor for any amounts paid or actions taken by Guarantor under this Agreement. Guarantor understands that its liability under this Agreement includes any amounts which we receive from the Borrower or any other Guarantor, but which we are required to return as a result of insufficient funds, bankruptcy proceedings, or for any other reason.
g.	Guarantor understands that any disputes or claims relating to this Agreement are subject to arbitration, on the terms set forth in Section 14 of this Agreement. Each Guarantor specifically acknowledges that (i) he or she has read this Agreement and understands all of its terms, including the Guarantor's obligations and liability under this Section, (ii) before signing this Agreement, he or she had an opportunity to review this Agreement with an attorney of Guarantor's own choice, and (iii) he or she has signed this Agreement after consulting with his or her chosen attorney, or has decided not to consult an attorney.
h.	Guarantor understands and agrees that each of the provisions in Section 15 of this Agreement apply to the Guarantor and the collection of the Guaranteed Obligations, as if each of those provisions were set forth in their entirety in this Section 13. Guarantor agrees that all references in Section 15 to "you," "your" or "yours" apply to the Guarantor, individually.
14.	Arbitration Provision.
a.	General: Either you or we may elect to arbitrate or require the other party to arbitrate any Claim (as defined below) under the following terms and conditions. If you or we elect to arbitrate a Claim, neither you nor we will have the right to: (i) have a court or a jury decide the Claim; (ii) participate in a class action in court or in arbitration, either as a class representative or a class member; (iii) act as a private attorney general in court or in arbitration; or (iv) join or consolidate your Claim(s) with claims of any other person. The right to appeal and the right to pre-arbitration discovery are more limited in arbitration than in court. Other rights that you would have if you went to court may also not be available in arbitration.
b.	Definitions: The following definitions apply to this Arbitration Provision, even if terms defined in this Arbitration Provision are defined differently or more narrowly elsewhere in this Agreement:
I.	"We", "us" and "our" mean Headway Capital, LLC ("Headway Capital"), together with any subsequent holder of this Agreement. Also, these terms include the parents, subsidiaries, representatives, affiliates and successors of such companies, as well as the officers, directors, agents and employees of any of the foregoing. These terms also include any party named as a co-defendant with us in a Claim asserted by you, such as marketing companies, credit bureaus, credit insurance companies, Line of Credit servicers and debt collectors. "You," "your" and "yours" mean, individually and collectively, each Borrower and each Guarantor signing this Agreement.
II.	"Administrator" means the American Arbitration Association ("AAA"), 1633 Broadway, 10th Floor, New York, NY 10019, www.adr.org, 800-778-7879; JAMS, 620 Eighth Avenue, 34th Floor, New York, NY 10018, www.jamsadr.com, 800.352.5267; or any other company selected by mutual agreement of the parties. If both AAA and JAMS cannot or will not serve and the parties are unable to select an Administrator by mutual consent, the Administrator will be selected by a court. The party initiating an arbitration selects the Administrator. Notwithstanding any language in this Arbitration Provision to the contrary, no arbitration may be administered, without the consent of all parties to the arbitration, by any Administrator that has in place a formal or informal policy that would purport to override subsection (d) below, captioned "No Class Actions" (the "Class Action Waiver").

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III.	"Claim" means any claim, dispute or controversy between you and us that in any way arises from or relates to this Agreement, or the Line of Credit, including disputes arising from actions or omissions prior to the date of this Agreement. "Claim" has the broadest reasonable meaning, and includes initial claims, counterclaims, cross-claims and third-party claims. It includes disputes based upon contract, tort, consumer rights, fraud and other intentional torts, constitution, statute, regulation, ordinance, common law and equity (including any claim for injunctive or declaratory relief). However, it does not include disputes about the validity, enforceability, coverage or scope of this Arbitration Provision or any part thereof (including, without limitation, the Class Action Waiver, the final sentence in subsection (j) under the caption "Survival, Severability, Primacy" and/or this sentence). However, any dispute or argument that concerns the validity or enforceability of the Agreement as a whole is for the arbitrator, not a court, to decide.
c.	Starting or Demanding Arbitration: To start an arbitration, the party asserting the Claim (the "Claimant") must commence the arbitration in accordance with the Administrator's rules. To require arbitration of a Claim, the party defending the Claim (the "Defending Party") must give the Claimant a written demand for arbitration. This demand may be given after a lawsuit has been led and may be given in papers or motions in the lawsuit. If an arbitration is commenced or an arbitration demand is given, the Claim shall be resolved by arbitration under this Arbitration Provision and the applicable rules of the Administrator then in effect. We will not elect to arbitrate any collection action we initiate or any individual action brought by you in small claims court or your state's equivalent court, except if such action is transferred, removed, or appealed to a different court.
d.	No Class Actions: Notwithstanding any language herein to the contrary, if you or we elect to arbitrate a Claim, neither you nor we will have the right to: (i) participate in a class action in court or in arbitration, either as a class representative, class member or otherwise; (ii) act as a private attorney general in court or in arbitration; or (iii) join or consolidate Claims by or against you with claims by or against any other person, and the arbitrator shall have no authority to conduct any such class, private attorney general or multiple-party proceeding.
e.	Location and Costs: Any arbitration hearing that you attend will take place in a location that is reasonably convenient for you. If you cannot obtain a waiver of the Administrator's or arbitrator's ling, administrative, hearing and/or other fees, we will consider in good faith any request by you for us to bear such fees. We will pay for our own attorneys, experts and witnesses and will pay the reasonable fees and charges of your attorneys, experts and witnesses if you win the arbitration. Even if you do not win the arbitration, we will pay any of the Administrator's or arbitrator's ling, administrative, hearing and/or other fees, and the fees and charges of your attorneys, experts and witnesses, if and to the extent we are required to pay such fees and charges by law or in order to make this Arbitration Provision enforceable.
f.	Arbitrator Selection: The arbitrator will be appointed by the Administrator in accordance with the rules of the Administrator. However, unless the parties agree otherwise, the arbitrator must be a retired or former judge or a lawyer with at least 10 years of experience.
g.	Discovery; Getting Information: In addition to the parties' rights under the Administrator's rules to obtain information prior to the hearing, either party may ask the arbitrator for more information from the other party. The arbitrator will decide the issue in his or her sole discretion, after allowing the other party the opportunity to object.
h.	Effect of Arbitration Award: Any court with jurisdiction may enter judgment upon the arbitrator's award. The arbitrator's award will be nal and binding, except for: (1) any appeal right under the Federal Arbitration Act, 9 U.S.C. §1 et seq. (the "FAA"); and (2) Claims involving more than $50,000. For Claims involving more than $50,000, any party may appeal the award to a three-arbitrator panel appointed by the Administrator, which will reconsider anew any aspect of the initial award that is appealed. The panel's decision will be final and binding, except for any appeal right under the FAA. The costs of any appeal will be borne in accordance with subsection (e) above, captioned "Location and Costs."

i.	Governing Law: This Agreement governs transactions involving interstate commerce and accordingly this Arbitration Provision shall be governed by the FAA and not by any state law concerning arbitration. The arbitrator shall follow applicable substantive law to the extent consistent with the FAA, applicable statutes of limitation and privilege rules that would apply in a court proceeding, and shall be authorized to award all remedies available in an individual lawsuit under applicable substantive law, including, without limitation, compensatory, statutory and punitive damages (which shall be governed by the constitutional standards applicable in judicial proceedings), declaratory, injunctive and other equitable relief, and attorneys' fees and costs. Upon the timely request of either party, the arbitrator shall write a brief explanation of the basis of his or her award. The arbitrator will follow rules of procedure and evidence consistent with the FAA, this Arbitration Provision and the Administrator's rules.

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j.	Survival, Severability, Primacy:This Arbitration Provision shall survive the termination of this Agreement, your fulfillment or default of your obligations under this Agreement and/or your or our bankruptcy or insolvency (to the extent permitted by applicable law). In the event of any conflict or inconsistency between this Arbitration Provision and the Administrator's rules or this Agreement, this Arbitration Provision will govern. If any portion of this Arbitration Provision, other than the Class Action Waiver, is deemed invalid or unenforceable, the remaining portions shall nevertheless remain in force. If a determination is made with respect to any Claim that the Class Action Waiver is unenforceable, only this sentence of the Arbitration Provision will remain in force and the remaining provisions shall be null and void, provided that the determination concerning the Class Action Waiver shall be subject to appeal.
k.	Amendment/Termination: Notwithstanding any provision of this Agreement to the contrary, we will not amend this Arbitration Provision in a manner that adversely affects your rights or responsibilities in a material manner unless we give you a right to reject the amendment and/or the Arbitration Provision in its entirety.
l.	Notice and Cure. Prior to initiating a lawsuit or arbitration regarding a legal dispute or Claim relating in any way to this Agreement, the Claimant shall give the Defending Party written notice of the Claim (a "Claim Notice") and a reasonable opportunity, not less than 30 days, to resolve the Claim on an individual basis. Any Claim Notice to you shall be sent in writing by mail to the address for you maintained in our records. Any collection letter we send to this address shall be deemed to be a Claim Notice. Any Claim Notice to us shall be sent to us by certified mail, return receipt requested, to the Notice Address, Attn: Legal Claim. Any Claim Notice you send must provide your Line of Credit Number and telephone number. Any Claim Notice must explain the nature of the Claim and the relief that is demanded. The Claimant must reasonably cooperate in providing any information about the Claim that the Defending Party reasonably requests. Upon receipt of a Claim Notice, we will credit your Line of Credit for the standard cost of a certified letter.
m.	Special Payment: If (i) you submit a Claim Notice on your own behalf (and not on behalf of any other party) in accordance with subsection (l), captioned "Notice and Cure" (including the timing requirements thereof); (ii) we refuse to provide you with the relief you request; and (iii) an arbitrator subsequently determines that you were entitled to such relief (or greater relief), the arbitrator shall award you at least $7,500 in addition to the attorney, witness and expert fees and costs to which you are entitled.

15. Miscellaneous

a.	Changes to this Agreement. Subject to the Arbitration Provision and applicable law: (i) You agree that we may, in our sole discretion, from time to time change any of the terms and conditions of, or add new terms and conditions to, this Agreement, including changing the method of computing interest charges or increasing or adding fees. (ii) Any such changes will generally be effective immediately unless we are required by applicable law or elect, in our discretion, to provide you with advance written notice of the changes (and/or the reasons for the changes), afford you the right to reject the change and/or obtain your consent to the change (whether by written agreement, through the initiation of an Advance after a specified date or through some other means). In such instances, those changes will be effective if, when and as stated in such notice. (iii) Any changes may apply to your outstanding Line of Credit balance on the effective date of the change and to any future balances created after that date. (iv) No change to any term of this Agreement will excuse your obligation to pay all amounts owing under this Agreement.
b.	Governing Law/Jurisdiction. Except as set forth to the contrary in the Arbitration Provision, any claim, dispute or controversy arising from or relating to your Line of Credit or this Agreement, whether based in contract, tort, fraud or otherwise, is governed by, and construed in accordance with, federal law and, to the extent state law applies, the law of the State of Illinois. You acknowledge that this Line of Credit is payable to us in Cook County, Illinois, and that you consent to the non-exclusive jurisdiction of the federal and state courts located in the State of Illinois for any litigation relating to this Agreement or the Line of Credit, subject to the requirements of the Arbitration Provision. You further acknowledge that (i) we are domiciled and have our principal place of business in Illinois, (ii) we received and evaluated your Line of Credit application in Illinois, (iii) this Agreement is not consummated until countersigned by us at our offices in Illinois and (iv) any Advances you request under the Line of Credit will be disbursed from a bank account of ours located in Illinois.

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c.	Correspondence. All notices to us must be sent to the Notice Address, with such attention as may be specified in this Agreement. To the extent permitted under applicable law, any notice you send us will not be effective until we receive and have had a reasonable opportunity to act on such notice. Any written or electronic correspondence we send to you will be effective and deemed delivered when sent in accordance with any authorization for electronic communications you execute or mailed to you at your mail address, as it appears on our records.
d.	Reporting Information to Credit Bureaus; Identity Theft. We may report information about the Line of Credit and this Agreement to other creditors, other financial institutions and credit bureaus. Late payments, missed payments or other defaults on the Line of Credit may be reflected in your credit report. You have the right to dispute the accuracy of information we have reported. If you believe that any information that we have reported to a credit bureau is inaccurate, or if you believe that you have been the victim of identity theft in connection with the Line of Credit or this Agreement, write us at the Notice Address, Attn: Fraud/Dispute. Please include your name, address, Line of Credit Number, telephone number and a brief description of the problem. If available, please include a copy of the credit report in question. If you believe that you have been the victim of identity theft, you should send us a police report or written statement in a form we provide you alleging that you are the victim of identity theft for a specific debt.
e.	Bankruptcy. All bankruptcy notices and related correspondence to us must be sent to us at the Notice Address, Attn: Bankruptcy Notice. You promise that you have no current intent to file any bankruptcy petition and have not consulted a bankruptcy attorney in the past six months.
f.	Notices of Change in Circumstances. You must notify us of any changes to your name, mailing or email address, home, cell or business phone number within fifteen (15) days by writing us at the Notice Address or going on the Website. We will rely on your mail and email addresses as they appear on our records for any and all Line of Credit communications we send you by mail or email unless and until either you or, in the case of your mailing address, the U.S. Postal Service, notifies us of a change of address and we have had a reasonable opportunity to act on such notice.

g.	Partial Payments Marked Payment in Full. Any check or other payment you send us for less than the total outstanding balance on your Line of Credit that is marked "payment in full" or with any similar language or that you otherwise tender as full satisfaction of a disputed amount must be sent to the Notice Address, Attn: Payment of Disputed Amount. We may deposit any such payment without such deposit effecting a satisfaction of the disputed amount.
h.	Inadvertent Overcharges. It is not our intention to charge any interest, fees or other amounts in excess of those permitted by applicable law or this Agreement. If any interest, fee or other amount is finally determined to be in excess of that permitted by applicable law or this Agreement, the excess amount will be applied to reduce the outstanding balance in your Line of Credit or, if there is no outstanding balance, will be refunded to you.
i.	Delay in Enforcement. We may at any time and in our sole discretion delay or waive enforcing any of our rights or remedies under this Agreement or under applicable law without losing any of those or any other rights or remedies. Even if we do not enforce our rights or remedies at any one time, we may enforce them at a later date.
j.	Verifications, Examinations and Audits. We will verify your age, social security number, employee identification number or other tax identification number, residence and other identifying information as required by applicable law. You authorize us to conduct examinations and audits of Borrower's business and the use of Advances, and you promise to fully cooperate with all such examinations and audits.

k.	Credit Reports; Evaluation of Financial Condition and Credit History. You understand and agree that we may obtain credit and other reports about Borrower or Guarantor in connection with any request for credit and in connection with any updates, renewals or extensions of any credit as a result of your request. We expect to obtain a credit report on a quarterly basis and reserve the right to obtain a credit report more frequently (including in connection with any Advance you request).
l.	Line of Credit Settlements. Any settlement of your Line of Credit balance for less than what is owed requires our written agreement.
m.	Telephone Monitoring and Recording. You agree that we may monitor, record, retain and reproduce your telephone calls and any other communications you provide to us, regardless of how transmitted to us, for training, quality control, evidentiary and other purposes. However, we are not under any obligation to monitor, record, retain or reproduce such items, unless required to do so by applicable law.

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n.	Third-Party Claims or Defenses. Except as otherwise provided in this Agreement or as required by applicable law, we will not be responsible for any claim or defense you may have against any third party that arises out of or in connection with any Advance.
o.	Assignment. You may not sell, assign or transfer your Line of Credit or any of your rights and obligations under this Agreement. However, we may sell, assign or transfer your Line of Credit, or any balance due thereunder, and/or any of our rights and obligations under this Agreement, to any third party without prior notice to or consent by you. Should we do so, then to the extent of any such sale, assignment or transfer, that third party will take our place in this Agreement.
p.	Severability. Except as provided otherwise in the Arbitration Provision, if any provision of this Agreement is deemed to be void or unenforceable by a court of competent jurisdiction or any governmental agency, that provision will continue to be enforceable to the extent permitted by that court or agency, and the remainder of that provision will no longer be considered as part of this Agreement. All other provisions of this Agreement will, however, remain in full force and effect.
q.	Section Headings. The section headings used in this Agreement are for convenience of reference only and do not in any way limit or de ne your or our rights or obligations hereunder.
r.	Entire Agreement. You acknowledge that this Agreement constitutes the entire agreement between you and us with respect to the Line of Credit, and supersedes and may not be contradicted by evidence of any prior or contemporaneous written or oral communications and understandings between you and us concerning the Line of Credit.
s.	Formal Requirements to Collect Debt. You agree that we are not obligated to: (i) make a formal demand for payment under this Agreement; (ii) provide formal notice that any amount due under this Agreement has not been paid; and/or (iii) provide a certification that any amount due under this Agreement was not paid by the due date. To the extent permitted by applicable law, you agree that, in any collection proceeding by us, unless you provide affirmative evidence, sufficient to the finder of fact, that our business records are incorrect, the records we maintain in the ordinary course of business, including monthly statements and/or summaries of information in our computer records, certified by any custodian of our records as accurate reflections of statements or information in our business records, provide adequate proof of the amounts due hereunder.

t.	Contacting You; Phone and Text Messages. You authorize us and our affiliates, agents, representatives, assigns and service providers (collectively, the "Messaging Parties") to contact you using automatic telephone dialing systems, artificial or prerecorded voice message systems, text messaging systems and automated email systems in order to provide you with information about this Agreement, the Line of Credit, including information about upcoming payment due dates, missed payments and returned payments. You authorize the Messaging Parties to make such contacts using any telephone numbers (including wireless, landline and VOIP numbers) or email addresses you supply to the Messaging Parties in connection with the Application, the Messaging Parties' servicing and/or collection of amounts you owe the Messaging Parties or any other matter. You understand that anyone with access to your telephone or email account may listen to or read the messages the Messaging Parties leave or send you, and you agree that the Messaging Parties will have no liability for anyone accessing such messages. You further understand that, when you receive a telephone call, text message or email, you may incur a charge from the company that provides you with telecommunications, wireless and/or Internet services, and you agree that the Messaging Parties will have no liability for such charges. You expressly authorize the Messaging Parties to monitor and record your calls with the Messaging Parties. You understand that, at any time, you may withdraw your consent to receive text messages and calls to your cell phone or to receive artificial or prerecorded voice message system calls by calling the Messaging Parties at 877-392-2014. To stop text messages, you can also simply reply "STOP" to any text message the Messaging Parties send you. To stop emails, you can follow the opt-out instructions included at the bottom of the Messaging Parties' emails.

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BY TICKING THE BOX AND BY CLICKING OR ALLOWING ANY OTHER SIGNER TO CLICK THE "Agree and Continue" BUTTON, OR BY EXPRESSING YOUR AGREEMENT IN REPLYING TO AN EMAIL WE SEND YOU WITH A COPY OF THIS AGREEMENT ATTACHED, YOU AGREE TO ALL OF THE TERMS OF THIS AGREEMENT ON BEHALF OF THE ENTITIES AND PERSONS LISTED AS BORROWER, AND YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTAND THIS ENTIRE AGREEMENT, INCLUDING BUT NOT LIMITED TO: (1) THE PROMISE THAT ALL ADVANCES WILL BE FOR THE BUSINESS PURPOSES DESCRIBED IN THE APPLICATION (SECTION 2(A)); (2) THE PAYMENT AUTHORIZATION (SECTION 7); AND (3) THE ARBITRATION PROVISION (SECTION 14). YOU AGREE THAT TICKING A BOX ON BEHALF OF ANY OTHER PERSON, OR REPLYING TO AN EMAIL SENT TO ANY OTHER PERSON, WITHOUT SUCH PERSON'S EXPRESS CONSENT, CONSTITUTES FRAUD.

BY TICKING THE BOX AND BY CLICKING OR ALLOWING ANY OTHER SIGNER TO CLICK THE "Agree and Continue" BUTTON, OR BY EXPRESSING YOUR AGREEMENT IN REPLYING TO AN EMAIL WE SEND YOU WITH A COPY OF THIS AGREEMENT ATTACHED, YOU AGREE TO ALL OF THE TERMS OF THE PERSONAL GUARANTY SET FORTH IN SECTION 13 OF THIS AGREEMENT, WHEREBY YOU, ACTING IN YOUR PERSONAL CAPACITY AND NOT ON BEHALF OF THE BORROWER, GUARANTEE AND BECOME LIABLE TO HEADWAY CAPITAL FOR ALL OF THE BORROWER'S PAYMENT AND PERFORMANCE OBLIGATIONS UNDER THIS AGREEMENT, AND YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTAND THIS ENTIRE AGREEMENT, INCLUDING BUT NOT LIMITED TO: (1) THE PROMISE THAT ALL ADVANCES WILL BE FOR THE BUSINESS PURPOSES DESCRIBED IN THE APPLICATION (SECTION 13(A)); AND (2) THE ARBITRATION PROVISION (SECTION 14). YOU AGREE THAT TICKING A BOX ON BEHALF OF ANY OTHER PERSON, OR REPLYING TO AN EMAIL SENT TO ANY OTHER PERSON, WITHOUT SUCH PERSON'S EXPRESS CONSENT, CONSTITUTES FRAUD.

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Account: #18007170
PHARMACOLOGY UNIVERSITY INC

Signature block:

Signed At:
02:01 PM on October 8, 2019

Connected From:
75.81.156.69

Signed on behalf of Borrower:
Henry Levinski

Signed as Guarantor:

Henry Levinski

Contract: {SHA} cc6538bbc08978b940262a8bf6d382322db26caa
ACH Authorization: {SHA} 5b44850bfa9d3f6916d1495999ac619914528f1a

Headway Signature Block:

BY AFFIXING THE FACSIMILE SIGNATURE OF ITS DULY AUTHORIZED OFFICER, HEADWAY CAPITAL, LLC HEREBY AGREES TO THE TERMS OF THIS AGREEMENT.

Signed at: 12:24 AM on October 09, 2019

Signed by: David Fisher, President, Headway Capital

Headway: {SHA} 1e4bbc9446d125cc8043e28f46725c8b3ba84232

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Account: #18007170

PHARMACOLOGY UNIVERSITY INC

Headway Capital, LLC | 175 W. Jackson Blvd., Suite 1000 | Chicago, IL 60604

California Residents: Headway Capital California License Lender No. 60DBO 44216.

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